Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

LuxUrban Hotels Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Fee	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common stock, par value $0.00001 per share	457(o)	23,628,324	(1)	$0.0825	(2)	$1,949,337	(1)	$0.0001531	$298.44
								Total Offering Amounts			$1,949,337
								Total Fees Previously Paid			-
								Net Fee Due			$298.44

(1)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(g) of the Securities Act.